Exhibit 10.9

WAIVER OF RIGHTS UNDER and AMENDMENT TO EMPLOYMENT AGREEMENT

THIS WAIVER OF RIGHTS UNDER and AMENDMENT TO EMPLOYMENT AGREEMENT (“Waiver and Amendment”), is made this 25th day of April, 2005, between STERLING FINANCIAL CORPORATION (“Corporation”), BANK OF LANCASTER COUNTY, N.A. (“Bank”) and J. Bradley Scovill (“Executive”).

WHEREAS, Corporation, Bank and Executive executed an Employment Agreement, dated February 29, 2002 (“Employment Agreement”);

WHEREAS, the Employment Agreement designated Executive as Senior Executive Vice President of Corporation and Chief Financial Officer of Corporation and Bank;

WHEREAS, Corporation, Bank and Executive desire to modify Executive’s title and duties under the Employment Agreement;

WHEREAS, Corporation, Bank and Executive desire to confirm that this modification will not provide Executive with Good Reason (as that term is defined in Section 3(c) of the Employment Agreement) to terminate the Employment Agreement;

WHEREAS, Corporation, Bank and Executive desire to memorialize their intent with respect to the amendment of Executive’s title and duties and the Executive’s waiver of any and all rights to terminate the Employment Agreement for Good Reason as a result of the modification of title and duties,

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained in this Waiver and Amendment, Corporation, Bank and Executive, each intending to be legally bound hereby, do covenant, acknowledge and confirm that:

1.	This Waiver and Amendment amends the Employment Agreement as set forth herein. The Employment Agreement shall continue in full force and effect, subject to this Waiver and Amendment.

2.	The Executive’s title and duties shall be modified to reflect that he will no longer serve or perform any duties as Chief Financial Officer of the Corporation or Bank, effective May 23, 2005. In furtherance of this modification, Section 2 of the Employment Agreement, “Duties of Employee,” is amended to read as follows:

Duties of Employee. Executive shall perform and discharge well and faithfully such duties as an executive officer of Corporation and Bank as may be assigned to Executive from time to time by the Boards of Directors of Corporation and Bank and the Chairman, Chief Executive Officer and President of the Corporation, so long as the assignment is consistent with the Executive’s office and duties. Executive shall be employed as Senior Executive Vice President of Corporation and shall hold such other titles as may be given to him from time to time by the Boards of Directors of Corporation and Bank. Executive shall devote his full time, attention and energies to the business of Corporation and Bank during the Employment Period (as defined in Section 3 of this Agreement); provided, however, that this Section 2 shall not be construed as preventing Executive from (a) engaging in activities incident or necessary to personal investments, so long as such investment does not exceed 5% of the outstanding shares of any publicly held company, (b) acting as a member of the Board of Directors of any other corporation or as a member of the Board of Trustees of any other organization, with the prior approval of the Boards of Directors of Corporation and Bank, or (c) being involved in any other activity with the prior approval of the Boards of Directors of Corporation and Bank. The Executive shall not engage in any business or commercial activities, duties or pursuits which compete with the business or commercial activities of Corporation, Bank or their subsidiaries, nor may the Executive serve as a director or officer or in any other capacity in a company which competes with Corporation, Bank or their subsidiaries.

3.	The modification of Executive’s title and duties described in Section 1 above shall not constitute Good Reason (as that term is defined in Section 3(c) of the Employment Agreement) for Executive to terminate the Employment Agreement and Executive waives any and all rights to terminate the Employment Agreement for Good Reason as a result of the modification of title and duties described in Section 1 above.

4.	This Waiver and Amendment has been executed in accordance with and satisfies the requirements of Section 14 of the Employment Agreement.

5.	Any notice obligations that Corporation and/or Bank owe to Executive with respect to this Waiver and Amendment, pursuant to Section 13 of the Employment Agreement, have been satisfied.

6.	The Executive waives any and all rights to claim that this Waiver and Amendment has not been executed in accordance with the provisions of or is in breach of the Employment Agreement, including without limitation, the requirements set forth in Sections 13 and 14 of the Employment Agreement.

7.	This Waiver and Amendment shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to conflicts of laws principles.

IN WITNESS WHEREOF, the parties, intending to be legally bound, have executed this Waiver and Amendment on the date first written above, by placing their signatures or having their authorized representatives sign below.

ATTEST:	STERLING FINANCIAL CORPORATION

/s/ Kathleen A. Prime	By:	/s/ J. Roger Moyer, Jr.

J.	Roger Moyer, Jr. President and Chief Executive Officer

ATTEST:		BANK OF LANCASTER COUNTY, N.A.

/s/ Kathleen A. Prime	By:	/s/ Thomas P. Dautrich Thomas P. Dautrich Vice Chairman of the Board

WITNESS:		EXECUTIVE

/s/ Kathleen A. Prime		/s/ J. Bradley Scovill

J. Bradley Scovill